Exhibit 19.1

STATEMENT OF COMPANY POLICY REGARDING CONFIDENTIALITY AND SECURITIES TRADES BY COMPANY PERSONNEL

1.CONFIDENTIALITY OF INSIDE INFORMATION
1.1Directors, officers, employees and consultants (“Company Personnel”) of Crown Electrokinetics Corp, and it subsidiaries and affiliates (the “Company”), who come into possession of material non-public information concerning the Company must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends), unless the person has a need to know the information for legitimate, Company-related reasons. This duty of confidentiality is important both as to the Company’s competitive position and with respect to the securities laws applicable to the Company as a public company.

1.2Consistent with the foregoing, all Company Personnel should be discreet with inside information and not discuss it in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, Company Personnel should refrain from providing advice or making recommendations regarding the purchase or sale of the Company’s securities.
2.TRADING ON INSIDE INFORMATION

2.1Prohibition of Insider Trading
If a director, officer, employee or consultant has material non-public information relating to the Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Exhibit 19.1

Twenty-Twenty Hindsight. If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions By Family Members. The very same restrictions that apply to you also apply to your immediate family members and others living in your household.
Employees are expected to be responsible for the compliance of their immediate family and personal household.
Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, Company Personnel must not pass the information on to others. Insider trading penalties apply to a tipper, whether or not such individual derives any benefit from another’s actions.

2.2Definition of Material Non-Public Information

Definition. Material non-public information is any information which has not been publicly disseminated that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, material non-public information is any information which, if publicly disclosed, could reasonably affect the price of the stock.
Examples. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; current financial performance; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; significant product development; changes in divided policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

2.3The Consequences of Violations

The consequences of insider trading violations can be staggering.

For individuals who trade on inside information (or tip information to others):

▪A civil penalty of up to three times the profit gained or loss avoided;
▪A criminal fine (no matter how small the profit) of up to $5 million; and
▪A jail term of up to twenty years.
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

Exhibit 19.1

▪A civil penalty not exceeding the greater of $1 million or three times the amount of the profit gained or loss avoided as a result of a violation; and
▪A criminal penalty of up to $25 million.

Moreover, if an employee violates the Company’s insider trading policy, Company imposed sanctions, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
2.4When Information Is Public
It is also improper for an officer, director, employee or consultant to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s stockholders and the investigating public should be afforded the time to receive the information and act upon it, as a general guide such an individual should not engage in any transactions until the third business day after the information has been publicly released.
2.5Additional Prohibited Transactions
Because the Company believes it is improper and inappropriate for any Company Personnel to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that Company Personnel should not engage in any of the following activities with respect to securities of the Company:

(1)Trading in securities on a short-term basis. Any Company stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents certain officers and directors from selling any Company stock within six months of a purchase. We are simply expanding this rule to all employees.)
(2)Purchase of Company stock on margin.
(3)Short sales.

Any person who has any questions about specific transactions may obtain additional guidance from the Chief Executive Officer’s office. However, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with the individual.

1.7Pre-Clearance Of All Trades By Directors, Officers, And Other Key Personnel; Blackout Period
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company is implementing the following procedures and restrictions:

Exhibit 19.1

(1)All transactions in Company securities (acquisitions, dispositions, transfers, etc.) by directors, officers, managers and all accounting and administrative personnel, must be precleared by the office of the Chief Executive Officer. The subject individuals should contact the Chief Executive Officer in advance. This requirement does not apply to stock option exercises, but would cover market sales of option stock.

(2)Such persons are required not to make trades in Company securities in the period commencing 15 days prior to the end of each quarter and ending on the third business day after results for the quarter are publicly released (the “Blackout Period”). The Company may notify such persons of other Blackout Periods when necessary.
1.8Certifications
Employees will be required to certify their understanding of and intent to comply with this Policy Statement, on the form attached hereto as Exhibit A. Officers, directors and other key employees may be required to certify compliance on an annual basis.
1.9Prohibitions of Officers Directors and 5% Stockholders
Officers, Directors and holders of 5% or more of the Company’s securities (“Insiders”) have a special fiduciary responsibility to other holders of the Company’s securities who cannot exert influence over the day to day operations of the Company. Therefore, persons or entities that fall within one of these categories should refrain from certain activity and adhere to certain procedures so as to avoid any appearance of impropriety. Specifically:
(1)Insiders must not accept remuneration or other consideration from third parties for activities and accomplishments done or achieved for the benefit of the Company. In other words, Insiders cannot enrich themselves at the expense of the Company or receive “kickbacks” from third parties for activities undertaken for the benefit of the Company.
(2)In an instance where an Insider enters into a transaction with the Company (i.e., if the Insider owns property that the Company leases or lends or borrows money from the Company) such transaction must be made on commercially reasonable terms and must be approved by a majority of the disinterested board of directors.
(3)If an insider is to receive special compensation from the Company for a particular accomplishment, such compensation must first be approved by the compensation committee who must immediately inform the full board of directors of the terms. The disinterested board members must ratify any such special compensation package.

INSIDER TRADING REMINDERS

Before engaging in any transaction in Company stock, please read the following:

Exhibit 19.1
Both the federal securities laws and the Company’s insider trading policy prohibit transactions in Company stock at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.

Exhibit 19.1

Material information, in short, is any information which could affect the stock price. Either positive or negative information may be material. Once a public announcement of material non-public information has been made, you should wait until the third business day before engaging in nay transactions.

For further information and guidance, please refer to our Policy Statement on Securities Trades by Company Personnel, and do not hesitate to contact the Chief Executive Officer’s office.
DO NOT FORGET: ALL TRANSACTIONS IN COMPANY STOCK MUST BE PRECLEARED BY CONTACTING THE CHIEF EXECUTIVE OFFICER’S OFFICE

Exhibit 19.1

EXHIBIT A

RECEIPT AND ACKNOWLEDGMENT

I,     , hereby acknowledge that I have received and read a copy of the “CROWN ELECTROKINETICS CORPs STATEMENT OF COMPANY POLICY REGARDING CONFIDENTIALITY AND SECURITIES
TRADES BY COMPANY PERSONNEL” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature    Date